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Contact:
Brad Allen
Imation Corp
651-704-5818
bdallen@imation.com
Imation Reports Q1 Revenue of $335.2 Million, up 6.4 Percent
Diluted E.P.S. of $0.55 on Operating Income of $29.3 Million
Oakdale, MN (April 18, 2006) — Imation Corp (NYSE:IMN) today released financial results for the quarter ending March 31, 2006.
Highlights for the quarter include the following:
•	Q1 2006 revenue of $335.2 million is up 6.4 percent compared with Q1 2005 revenue of $315.0 million.

•	Gross profit margin of 23.6 percent is compared with gross profit margin of 26.1 percent for Q1 2005 and 21.6 percent for Q4 2005.

•	Operating Income of $29.3 million, 8.7 percent of revenue, included $1.8 million in restructuring charges and $1.8 million of expense for stock-based compensation required due to the adoption of FAS 123R. This is compared with $31.3 million of operating income in the first quarter of 2005, which had no restructuring or similar stock-based compensation expenses.

•	Diluted EPS from continuing operations was $0.55 for Q1 2006 and included restructuring and stock-based compensation expense of $0.06 per share. This compares with diluted EPS from continuing operations of $0.90 in Q1 2005, which included a $0.35 per share benefit due to the favorable resolution of a U.S. tax matter and had no restructuring or similar stock-based compensation expense.

•	Cash flow from operations totaled $23.1 million in the quarter. Total cash and liquid investments were $531.8 million as of March 31, 2006, compared with $507.6 million at year-end 2005.

•	We repurchased approximately 340,000 shares during the quarter for approximately $15.0 million.
A teleconference is scheduled for 9:00 a.m. CDT today, April 18, 2006. The call-in number is 866-227-1582. (See webcast and replay information at the bottom of this release.)
     Bruce Henderson, Imation chairman and CEO, said: “We had a very solid start to 2006, continuing the momentum we built during 2005. The Imation team stayed focused on delivering a strong quarter, while engaging in detailed planning to integrate the Memorex acquisition. We expect to close Memorex no later than the middle of the second quarter and look forward to adding to our momentum.”
     “We saw the Asia Pacific region return to growth with a solid revenue gain while the U.S. had modest growth. Currency translation effects were most negative in our European region, resulting in a slight decline, year-over-year. We saw solid growth in optical products, including our Global Data Media joint venture, as well as growth in mid-range tape and flash products.”

First Quarter 2006 Financial Highlights

(dollars in millions, except for per share amounts)	Q1 06	Q1 05	% P-o-P Change
Net Revenue	$335.2	$315.0	6.4%
Gross Profit	$79.2	$82.3	(3.8)%
% of Revenue	23.6%	26.1%
SG&A	$35.3	$38.4	(8.1)%
% of Revenue	10.5%	12.2%
R&D	$12.8	$12.6	1.6%
% of Revenue	3.8%	4.0%
Restructuring and Other Items	$1.8	$—
Operating Income	$29.3	$31.3	(6.4)%
% of Revenue	8.7%	9.9%
Income from Continuing Operations	$19.4	$30.8	(37.1)%
Diluted Earnings per Share — Continuing Operations	$0.55	$0.90
Diluted Earnings per Share — Discontinued Operations	$—	$0.02
Diluted Earnings per Share — Net Income	$0.55	$0.92
Operating Cash Flows	$23.1	$11.9	94.2%
     Net Revenue: Total revenue was $335.2 million for the quarter, up 6.4 percent from the comparable period a year ago. The quarter results reflect sales growth in optical products - including the Global Data Media joint venture with Moser Baer, mid-range LTO tape cartridges and flash media. Volume growth of approximately 15 percent compared to the first quarter of 2005, was offset by price declines of six percent and negative currency impacts of approximately three percent. Selective price increases somewhat moderated price erosion in the quarter. Growth in Asia Pacific and the U.S. was offset somewhat by slight declines in Europe due to currency exchange rate impacts.
     Gross Margin: Gross margin of 23.6 percent in Q1 2006 was 2.5 percentage points below Q1 2005’s margin of 26.1 percent. This reduction is primarily due to a greater portion of optical and flash products in the total product mix. Margins increased sequentially by two percentage points from the fourth quarter of 2005, aided by improved margins on optical and mid-range tape products, selective price increases instituted in Q1 2006 and benefits from lean enterprise programs in our production facilities.
     Selling, General & Administrative (SG&A): SG&A spending of $35.3 million, or 10.5 percent of revenue, was down 8.1 percent from the $38.4 million, or 12.2 percent of revenue, reported in Q1 2005. The decrease was driven by program spending reductions, offset in part by additional stock-based compensation expense recorded in 2006 due to the adoption of FAS 123R.
     Research & Development (R&D): R&D expenditures of $12.8 million in Q1 2006 were up slightly from $12.6 million in Q1 2005.
     Operating Income and Restructuring: Operating income for the quarter was $29.3 million compared with operating income of $31.3 million for the first quarter of 2005. Operating income in Q1 2006 included restructuring and other charges of $1.8 million related to personnel reductions at our Wahpeton, North Dakota and Camarillo, California production facilities. First quarter also included additional stock-based compensation expenses of $1.8 million as a result of our adoption of FAS 123R in January of 2006. Operating income in Q1 2005 had neither restructuring nor stock-based compensation expenses recorded under FAS 123R.
     Non-operating Income/Expense and Taxes: Net non-operating income of $1.4 million in Q1 2006 is compared to non-operating expense of $1.7 million in Q1 2005. The improvement was primarily due to increased interest income driven by higher interest rates and cash balances. The tax provision in Q1 2006 was approximately $11.3 million, for a tax rate of 36.8 percent. This compares to a gain of $1.2 million in Q1 2005, which included a one-time tax benefit of $12 million related to the favorable resolution of an outstanding tax matter.
     Diluted Earning per Share: Diluted earnings per share from continuing operations were $0.55 in Q1 2006, compared to $0.90 for the comparable period in 2005. Q1 2006 included a $0.06 per share charge due to restructuring and stock-based compensation expense described above. Q1 2005 included a $0.35 per share tax benefit described above.

     Cash Flow, Working Capital and Balance Sheet: Cash from operations totaled approximately $23.1 million for the quarter. As of March 31, 2006, we held $8.8 million of high quality interest bearing securities with maturities greater than 90 days and are thus classified in “Other Current Assets”. Ending cash and equivalents of $523.0 million, plus these investments, totaled $531.8 million as of March 31, 2006 representing an increase of approximately $24 million from December 31, 2005. We repurchased 340,000 shares of common stock in the quarter for approximately $15 million, and have remaining authorization to repurchase an additional 2.9 million shares. Capital spending was $3.3 million in the quarter. Depreciation and amortization totaled $7.9 million in the quarter. Days of Inventory were 55 days, down one day from Q4 2005. See Comparison of GAAP to Non-GAAP Financial Measures below for a definition of Days of Inventory .
Business Outlook
     This business outlook includes the anticipated impact from the closing of the Memorex acquisition no later than mid Q2 of 2006, and is subject to the risks and uncertainties described below. The Memorex acquisition is an all cash transaction for $330 million. Additional cash consideration ranging between $5 million and $45 million would be paid out over a period of up to three years after close, contingent on financial performance of the purchased business. Except where noted in capital spending and amortization, this outlook is unchanged from the outlook issued in January 2006.
•	Our revenue for the full year 2006 is targeted between $1.54 billion and $1.59 billion, which represents growth of approximately 23 percent to 27 percent.

•	Full year 2006 operating income is targeted between $93 million and $98 million, including charges for restructuring and stock-based compensation expense noted below.

•	Diluted EPS is targeted between $1.70 and $1.80 for the full year 2006.

•	Capital spending for 2005 is targeted to be approximately $25 million. Previously, we had targeted a range of $25 million to $30 million.

•	Tax rate in 2006 is anticipated to be in a range of 36 to 37 percent.

•	Depreciation and amortization for 2006 is targeted in the range of $39 million to $44 million including amortization of intangible assets resulting from the Memorex acquisition, ranging between $5 million and $8 million. Previously we had targeted a range of $4 million to $9 million.

•	Operating income excluding the restructuring expense and implementation of FAS 123R, but including the anticipated 2006 impacts from the acquisition of Memorex, is targeted to be in the range of $120 million to $125 million and earnings per share in the range of $2.20 to $2.29.
     The table below reconciles the outlook for 2006 Operating Income and Earnings Per Share on a GAAP basis with the items impacting 2006 results discussed above.

Estimated
	Estimated	Operating	Estimated
	Revenue	Income	EPS	Comments
	$ Millions	$ Millions	Per Share
Assumes growth of 2 - 4% in
Imation 2006	$1,280 - $1,310	$105 - $107	$2.02 - $2.06	Revenue & Op Inc. vs. FY 2005

Memorex Partial 2006	$280 - $300	$20 - $23	$0.37 - $0.42	Assumes closing date in mid-Q2

Integration cost,
amortization of intangible assets, loss of revenue and
Acquisition Related				interest income, offset by
Impacts	($10 - $20)	($4 - $6)	($0.17 - $0.21)	expected synergy benefits

2006 Outlook Before Restucturing and Stock-based				Ranges estimated using
Compensation	$1,540 - $1,590	$120 - $125	$2.20 - $2.29	above factors

Restructuring and Other Charges	—	($13 - $17)	($0.24 - $0.30)	Actual YTD and anticipated

Stock-based				Due to adoption of FAS 123R
Compensation Expense	—	($10 - $12)	($0.18 - $0.22)	on January 1, 2006

2006 Outlook (GAAP)	$1,540 - $1,590	$93 - $98	$1.70 - $1.80

Comparison of GAAP to Non-GAAP Financial Measures
     The impact of the anticipated acquisition of Memorex International, restructuring charges and other items, as described above, is provided to assist an investor’s understanding of the estimated components of our 2006 outlook and the impact of these components on the comparability of our operations. This information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America. Operational measures such as days of inventory discussed above, which we regularly use, are provided to assist in the investor’s further understanding of our operations. Days of inventory is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.
Webcast and Replay Information
     A live webcast, including presentation slides, of Imation Corp’s first quarter teleconference will be available on the Internet on a listen-only basis at http://www.ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time April 19, 2006 until 5:00 PM Central Daylight Time on April 24, 2006 by dialing 866-837-8032 (access code 878511). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.
About Imation Corp
     Imation Corp is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. Additional information about Imation is available on our website at http://www.Imation.com, or by calling 1-888-466-3456.
Risk and Uncertainties
     Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. These factors include our ability to close the acquisition of Memorex in a timely manner, integrate our operations and achieve anticipated benefits and cost synergies; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits in a timely manner from the Moser Baer and other strategic relationships, including the Global Data Media joint venture and Exabyte distribution agreement; the competitive pricing environment; foreign currency fluctuations; the outcome of litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products as well as various factors set forth, from time to time, in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2006	2005
Net revenue	$335.2	$315.0
Cost of goods sold	256.0	232.7

Gross profit	79.2	82.3

Operating expenses:
Selling, general and administrative	35.3	38.4
Research and development	12.8	12.6
Restructuring and other	1.8	—

Total	49.9	51.0

Operating income	29.3	31.3

Other (income) and expense:
Interest income	(4.7)	(2.1)
Interest expense	0.2	0.1
Other, net	3.1	3.7

Total	(1.4)	1.7

Income from continuing operations before income taxes	30.7	29.6

Income tax provision	11.3	(1.2)

Income from continuing operations	19.4	30.8

Income from operations of discontinued business, net of income taxes	—	0.6

Net income	$19.4	$31.4

Basic earnings per common share:
Continuing operations	$0.56	$0.91
Discontinued operations	$—	$0.02
Net income	$0.56	$0.93

Diluted earnings per common share:
Continuing operations	$0.55	$0.90
Discontinued operations	$—	$0.02
Net income	$0.55	$0.92

Weighted average basic shares outstanding	34.7	33.8

Weighted average diluted shares outstanding	35.4	34.2

Cash dividend per share	$0.12	$0.10

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and equivalents	$523.0	$483.0
Accounts receivable — net	201.9	194.7
Inventories	139.8	134.9
Other current assets	53.4	75.6

Total current assets	918.1	888.2

Property, plant and equipment — net	190.9	195.0
Other assets	60.9	63.0

Total assets	$1,169.9	$1,146.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$141.1	$131.8
Accrued payroll	11.4	22.2
Other current liabilities	91.8	91.1

Total current liabilities	244.3	245.1

Other liabilities	44.5	45.8

Shareholders’ equity	881.1	855.3

Total liabilities and shareholders’ equity	$1,169.9	$1,146.2

Certain of the Company’s funds are in active cash management and are thus classified in other current assets.
Total cash and equivalents plus these investments are as follows:

	March 31,	December 31,
	2006	2005

Cash and equivalents	$523.0	$483.0
Cash investments	8.8	24.6

Total cash and other cash investments	$531.8	$507.6

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)
Operations & Cash Flow — Additional Information ($ Millions)

	Quarter Ended March 31,
	2006	2005
Gross Profit	$79.2	$82.3
Gross Margin %	23.6%	26.1%
Operating Income	$29.3	$31.3
Operating Income %	8.7%	9.9%
Capital Spending	$3.3	$3.5
Depreciation	$7.3	$8.2
Amortization	$0.6	$1.8
Tax Rate	36.8%	n/m
Asset Utilization Information *

	March 31,	December 31,
	2006	2005

Days Sales Outstanding (DSO)	46	46
Days of Inventory Supply	55	56
Debt to Total Capital	0.0%	0.0%
Other Information

Approximate employee count as of March 31, 2006:	2,060
Book value per share as of March 31, 2006:	$25.47
Shares used to calculate book value per share (millions):	34.6
In the first quarter of 2006, Imation repurchased 0.3 million shares of its stock for $15.0 million. Authorization for repurchase of an additional 2.9 million shares remains outstanding as of March 31, 2006.
Revenue by Area ($ Millions)

	Three months ended
	March 31,
	2006	2005
United States	$109.1	$107.8
% of total	33%	34%
International	$226.1	$207.2
% of total	67%	66%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.